Exhibit 99.1


          Ramco-Gershenson Properties Trust Reports Results
                       for Second Quarter 2007

    Posts Solid Operating Statistics and Reaffirms 2007 Annual FFO
Guidance


    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--July 25,
2007--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the second quarter ended June 30, 2007.

    Financial Information for the Second Quarter 2007:

    --  Diluted FFO per share of $0.60

    --  Diluted FFO of $12.9 million

    --  Total revenues of $37.2 million

    --  Diluted EPS from continuing operations of $0.56

    Company Highlights for the Second Quarter 2007:

    --  Announces $270 million development pipeline

    --  Formed new acquisition joint venture

    --  Completed the redemption of Series C Preferred Shares

    --  Increased same center operating income by 3.4%

    -- Opened 21 new non-anchor stores, 37.6% over portfolio rental averages

    --  Renewed 24 non-anchor leases, 12.9% over prior rental rates

    Financial Results

    For the three months ended June 30, 2007, diluted Funds from Operations (FFO) decreased 4.4% to $12.9 million compared with $13.5 million for the three months ended June 30, 2006. On a per share basis, diluted FFO decreased 4.8% to $0.60, compared with $0.63 in 2006. The primary reasons for the decrease in FFO related to the sale of assets to newly formed joint ventures as well as a significant lease termination fee received last year. Total revenues decreased 3.1% to $37.2 million, compared to $38.4 million in 2006, also primarily due to the sale of properties mentioned above. Income from continuing operations was $11.0 million, which included a gain on the sale of real estate assets, net of minority interest of $7.7 million or $0.36 per share compared to income from continuing operations of $4.7 million in 2006. On a diluted per share basis, income from continuing operations was $0.56 per share compared to $0.18 per share in 2006.

    For the six months ended June 30, 2007, diluted Funds from Operations (FFO) increased 0.4% to $27.2 million compared with $27.1 million for the six months ended June 30, 2006. On a per share basis, diluted FFO increased 0.8% to $1.26, compared with $1.25 in 2006. Total revenues increased 3.2% to $77.4 million, compared to $75.0 million in 2006. Income from continuing operations was $34.9 million, which included a gain on the sale of real estate assets, net of minority interest of $26.8 million or $1.44 per share compared to income from continuing operations of $9.0 million in 2006. On a diluted per share basis, income from continuing operations was $1.82 per share compared to $0.34 per share in 2006.

    "I am pleased to report that we posted solid operating statistics for the second quarter including strong same center income growth and leasing results for both new leases and renewals," said Dennis Gershenson, President and Chief Executive Officer. "We acknowledge that our funds from operations did not meet analyst expectations for the quarter, however, our 2007 business plan, which includes the ramping up of three new development projects, the initiation of a number of value-added redevelopments plus an aggressive acquisition schedule, is on track. We are confident of achieving our stated financial objectives for the year and reaffirm our FFO guidance."

    Operating Highlights

    Joint Venture Acquisitions

    During the quarter, the Company sold two of its shopping centers to a newly formed joint venture with a discretionary fund that invests in core assets managed by Heitman LLC. The shopping centers, which include Kissimmee West in Kissimmee, Florida and Shoppes of Lakeland in Lakeland, Florida, have an aggregate value of $52.9 million. Ramco-Gershenson will hold a 7% interest in the joint venture and will continue to manage the properties earning market fees for the services it performs. Expansion of the joint venture will be on an asset-by-asset basis.

    Development

    The Company is currently pursuing three new shopping center developments driven by strong retailer demand and solid market demographics. The Company is currently working with the respective community governmental agencies to complete the entitlement processes for these projects, which represent a variety of retail concepts including mixed-use and town center formats. The developments are:

    -- The Town Center at Aquia in Stafford, Virginia includes the complete value-added redevelopment of an existing 200,000 square foot shopping center owned by the Company. When complete the mixed-use asset will encompass over 650,000 square feet of upscale office, retail/entertainment components and approximately 300 residential units. During the second quarter, the Company signed a lease with Northrop Grumman to occupy 49,000 square feet or approximately one-half of the first Class A Office Building currently under construction at the site. The office building is expected to open in January of 2008. The total project cost is estimated at $150 million.

    -- Hartland Towne Square in Hartland, Michigan is being developed through a joint venture as a 550,000 square foot traditional community center featuring two major anchors to include a department/grocery superstore and a home improvement store. The center will also include at least three mid-box national retailers as well as a number of outlots. Hartland Towne Square is located on the northeast corner of the US-23 and M-59 interchange at a midpoint between Detroit to the east, Ann Arbor to the south and Lansing to the west. The total project cost is estimated at $50 million.

    -- Northpointe Town Center in Jackson, Michigan is being developed as a 575,000 square foot combination power center and town center, which will include retail, entertainment and office components. Located at the interchange of I-94 and US-127, the new development will complement two other Ramco-Gershenson properties in the market, which currently account for over 850,000 square feet. The 70 acre project results from strong retailer demand and the inability to accommodate retailer requests at the Company's two existing shopping centers. The total project cost is estimated at $70 million.

    Including the aforementioned projects, the Company is currently developing six centers totaling approximately 3.0 million square feet with an estimated total project cost of $385 million.

    Redevelopment

    At June 30, 2007, the Company had six value-added redevelopment projects in process for both wholly-owned and joint venture properties impacting approximately 390,000 square feet with a total project cost of $25.1 million.

    The Company is currently in the process of finalizing negotiations for five additional redevelopments, which are expected to come on-line prior to the end of the year. These projects include the addition of at least one anchor tenant to shopping centers in Michigan, Florida and Georgia.

    Leasing

    During the second quarter, for both core and joint venture properties, 21 new non-anchor stores opened in 62,705 square feet, at an average base rent of $21.55 per square foot, an increase of 37.6% over portfolio average rents. In addition, 24 non-anchor leases were renewed impacting 85,955 square feet, at an average base rent of $13.40 per square foot, an increase of 12.9% over prior rental rates. Same center property operating income for the quarter increased 3.4%. At June 30, 2007, the portfolio was 92.7% occupied.

    Debt and Market Capitalization

    Total debt at quarter-end was approximately $663.6 million with an average interest rate of 6.1% and an average maturity of 56 months. Of that total, $558.5 million was fixed rate debt and $105.1 million was variable rate debt. As of June 30, 2007, debt to market capitalization was 45.5% and total capitalization approximated $1.5 billion.

    Preferred Share Redemption/Dividend

    During the quarter, the Company completed the redemption of its 7.95% Series C Cumulative Convertible Preferred Shares of Beneficial Interest. As of June 1, 2007, 1,857,846 Series C Preferred Shares, or approximately 98% of the 1,889,000 shares had been converted into common shares. The remaining 31,154 Series C Preferred Shares were redeemed on June 1, 2007, at the redemption price of $28.50 plus accrued and unpaid dividends totaling $11,765.

    On July 2, 2007, the Company paid a second quarter common share dividend of $0.4625 per share and a second quarter dividend of $0.5938 per Series B cumulative redeemable preferred share for the period of April 1, 2007 through June 30, 2007, to shareholders of record on June 20, 2007.

    Earnings Guidance/Conference Call

    The Company expects 2007 annual diluted FFO per share to be between $2.61 and $2.69. In addition, the Company expects earnings per diluted common share to be between $2.10 and $2.20.

    Management considers funds from operations, also known as "FFO" to be an appropriate supplemental measure of financial performance for a REIT. Please see the reconciliation of funds from operations to net income later in this press release.

    Ramco-Gershenson will host a live broadcast of its first quarter conference call on Thursday, July 26, 2007, at 9:00 a.m. eastern time, to discuss its financial results. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (800) 265-0241, passcode 65700079. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (888) 286-8010, passcode 94351117 (for one week).

    Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

    Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. As of June 30, 2007, Ramco-Gershenson owned interests in 84 shopping centers totaling approximately 18.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. For further information on Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

    This press release contains forward-looking statements with respect to the operation of certain of the Trust's properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of the Trust's tenants at the Trust's properties and elsewhere and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.



                  RAMCO-GERSHENSON PROPERTIES TRUST
      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
               (In Thousands, except per share amounts)
                             (Unaudited)

                               For the Three Months For the Six Months
                                  Ended June 30,      Ended June 30,
                               -------------------- ------------------
                                  2007       2006     2007      2006
                               ----------- -------- --------- --------
REVENUES:
    Minimum rents                 $24,495  $25,151   $48,768  $49,785
    Percentage rents                   96        -       408      385
    Recoveries from tenants        10,733   10,307    22,469   20,182
    Fees and management income      1,426    1,519     4,030    2,761
    Other income                      498    1,440     1,676    1,880
                               ----------- -------- --------- --------
          Total revenues           37,248   38,417    77,351   74,993
                               ----------- -------- --------- --------
EXPENSES:
    Real estate taxes               5,061    4,891    10,232    9,768
    Recoverable operating
     expenses                       5,574    5,634    12,257   11,236
    Depreciation and
     amortization                   8,331    7,876    16,468   15,953
    Other operating                   765      917     1,274    1,619
    General and administrative      3,874    3,295     6,907    7,396
    Interest expense               10,744   10,989    21,762   21,559
                               ----------- -------- --------- --------
          Total expenses           34,349   33,602    68,900   67,531
                               ----------- -------- --------- --------
Income from continuing
 operations before gain on sale
 of real estate assets,
 minority interest and earnings
 from unconsolidated entities       2,899    4,815     8,451    7,462
Gain on sale of real estate
 assets                             8,941       25    31,376    1,733
Minority interest                  (1,507)    (885)   (6,035)  (1,672)
Earnings from unconsolidated
 entities                             712      755     1,118    1,492
                               -------------------- ------------------
Income from continuing
 operations                        11,045    4,710    34,910    9,015
                               ----------- -------- --------- --------
Discontinued operations, net of
 minority interest:
  Gain (Loss) on sale of real
   estate assets                        -       (3)        -      954
  Income from operations                -       70         -      393
                               ----------- -------- --------- --------
Income from discontinued
 operations                             -       67         -    1,347
                               ----------- -------- --------- --------
Net income                         11,045    4,777    34,910   10,362
Preferred stock dividends            (606)  (1,664)   (2,269)  (3,328)
Loss on redemption of preferred
 shares                               (35)       -       (35)       -
                               ----------- -------- --------- --------
Net income available to common
 shareholders                     $10,404  $ 3,113   $32,606  $ 7,034
                               =========== ======== ========= ========

Basic earnings per common
 share:
     Income from continuing
      operations                  $  0.58  $  0.18   $  1.89  $  0.34
     Income from discontinued
      operations                        -        -         -     0.08
                               ----------- -------- --------- --------
     Net income                   $  0.58  $  0.18   $  1.89  $  0.42
                               =========== ======== ========= ========

Diluted earnings per common
 share:
     Income from continuing
      operations                  $  0.56  $  0.18   $  1.82  $  0.34
     Income from discontinued
      operations                        -        -         -     0.08
                               ----------- -------- --------- --------
     Net income                   $  0.56  $  0.18   $  1.82  $  0.42
                               =========== ======== ========= ========

Basic weighted average common
 shares outstanding                17,847   16,679    17,221   16,763
                               =========== ======== ========= ========
Diluted weighted average common
 shares outstanding                21,483   16,714    18,557   16,800
                               =========== ======== ========= ========

COMPREHENSIVE INCOME
Net income                        $11,045  $ 4,777   $34,910  $10,362
Other comprehensive income:
    Unrealized gain on interest
     rate swaps                       420      641       197    1,195
                               ----------- -------- --------- --------
Comprehensive income              $11,465  $ 5,418   $35,107  $11,557
                               =========== ======== ========= ========




                  RAMCO-GERSHENSON PROPERTIES TRUST
               CALCULATION OF FUNDS FROM OPERATIONS (1)
               (In thousands, except per share amounts)
                             (Unaudited)

                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------ ------------------
                                   2007      2006     2007      2006
                                 --------- -------- --------- --------

Net Income                        $11,045  $ 4,777  $ 34,910  $10,362
Add:
  Depreciation and amortization
   expense                          9,291    8,460    18,253   17,125
  Minority interest in
   partnership:
     Continuing operations          1,487      885     5,990    1,672
     Discontinued operations            -       12         -       69
Less:
  Gain on sale of real estate (2)  (8,316)       -   (30,814)       -
  Discontinued operations, gain
   (loss) on sale of real estate,
   net of minority interest             -        3         -     (954)
                                 --------- -------- --------- --------
Funds from operations              13,507   14,137    28,339   28,274
Less:
  Series B Preferred Stock
   dividends                         (594)    (594)   (1,188)  (1,188)
                                 --------- -------- --------- --------
Funds from operations available
 to common shareholders           $12,913  $13,543  $ 27,151  $27,086
                                 ========= ======== ========= ========

Weighted average equivalent
 shares outstanding, diluted       21,483   21,532    21,478   21,619
                                 ========= ======== ========= ========

Funds from operations available
 to common shareholders
  per diluted share               $  0.60  $  0.63  $   1.26  $  1.25
                                 ========= ======== ========= ========

(1) Management considers funds from operations, also known as "FFO," an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America ("GAAP"), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(2) Excludes gain on sale of undepreciated land of $562 in 2007 and $1,733 in 2006.




                  RAMCO-GERSHENSON PROPERTIES TRUST
                     CONSOLIDATED BALANCE SHEETS
               (In thousands, except per share amounts)

                                               June 30,   December 31,
                                                 2007         2006
                                              ----------- ------------
                                              (Unaudited)

ASSETS
Investment in real estate, net                $  913,536   $  897,975
Cash and cash equivalents                          8,603       11,550
Restricted cash                                    9,780        7,772
Accounts receivable, net                          35,828       33,692
Equity investments in and advances to
 unconsolidated entities                          73,469       75,824
Other assets, net                                 39,332       38,057
                                              ----------- ------------

     Total Assets                             $1,080,548   $1,064,870
                                              =========== ============

LIABILITIES
Mortgages and notes payable                   $  663,551   $  676,225
Accounts payable and accrued expenses             35,565       26,424
Distributions payable                             10,478       10,391
Capital lease obligation                           7,564        7,682
                                              ----------- ------------

     Total Liabilities                           717,158      720,722
Minority Interest                                 42,837       39,565

SHAREHOLDERS' EQUITY
   Preferred Shares of Beneficial Interest,
    par value $0.01, 10,000 shares
    authorized:
      9.5% Series B Cumulative Redeemable
       Preferred Shares; 1,000 shares issued
       and outstanding, liquidation value of
       $25,000                                    23,804       23,804
      7.95% Series C Cumulative Convertible
       Preferred Shares; 1,889 shares issued,
       1,888 shares outstanding as of
       December 31, 2006, liquidation value
       of $53,808                                      -       51,714
   Common Shares of Beneficial Interest, par
    value $0.01, 45,000 shares authorized;
    18,469 and 16,580 issued and outstanding
    as of June 30, 2007 and December 31,
    2006, respectively                               185          166
   Additional paid-in capital                    386,804      335,738
   Accumulated other comprehensive income            444          247
   Cumulative distributions in excess of net
    income                                       (90,684)    (107,086)
                                              ----------- ------------
Total Shareholders' Equity                       320,553      304,583
                                              ----------- ------------
      Total Liabilities and Shareholders'
       Equity                                 $1,080,548   $1,064,870
                                              =========== ============



    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson, President & CEO
             or Richard Smith, CFO
             Phone: 248-350-9900
             Fax: 248-350-9925